Exhibit 99.1

NEWS RELEASE
ROTTERDAM, Netherlands, Oct. 28, 2011
LyondellBasell Reports Record Third-Quarter 2011 Results
Strong Operations and Advantaged Asset Positions Drive Record
Quarterly Results
Third-Quarter 2011 Highlights
•	Net income of $895 million; diluted earnings per share of $1.51; Sales of $13.3 billion

•	Quarterly EBITDA of $1,788 million; 15 percent increase from second quarter 2011, 45 percent increase from third quarter 2010

•	Excellent results across the portfolio, particularly in U.S. olefins and Refining & Oxyfuels businesses

•	Closed third quarter with no net debt

•	Initiated bond tender and covenant amendment effort

•	Quarterly dividend doubled to 20 cents per share
     LyondellBasell Industries (NYSE: LYB) today announced net income for the third quarter 2011 of $895 million, or $1.51 per share. Third-quarter 2011 EBITDA was $1,788 million, a 15 percent increase from the second quarter 2011. Sales in the third quarter were $13,297 million.
     During the third quarter 2011, results improved over a very strong second quarter 2011. Improvements in the performance of U.S. olefins and the Refining & Oxyfuels segment were most notable.
Table 1 — Earnings Summary(a)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
Millions of U.S. dollars (except share data)	2011	2011	2010	2011	2010
Sales and other operating revenues	$13,297	$14,042	$10,302	$39,591	$30,541
Net income(b) (c)	895	804	467	2,358	9,318
Diluted earnings per share (U.S. dollars)	1.51	1.38	0.84	4.12	N/A
Diluted share count (millions)	575	575	564	570	N/A
EBITDA(d)	1,788	1,553	1,198	4,743	2,908
EBITDA excluding LCM inventory valuation adjustments	1,788	1,553	1,230	4,743	3,273

(a)	For all periods prior to May 1, 2010, EBITDA is calculated using a current cost inventory basis. For periods on and after May 1, 2010, net income and EBITDA are calculated using the LIFO (Last-In, First-Out) method of inventory accounting.

(b)	Includes net income (loss) attributable to non-controlling interests. See Table 11.

(c)	The nine months ended September 30, 2010 includes an $8,640 million after-tax gain on the discharge of liabilities subject to compromise related to emergence from Chapter 11 and fresh-start accounting adjustments.

(d)	See the end of this release for an explanation of the Company’s use of EBITDA and Table 9 for reconciliations of EBITDA to net income.
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     In addition, results reflect the following:
Table 2 — Charges (Benefits) Included in Net Income

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
Millions of U.S. dollars (except share data)	2011	2011	2010	2011	2010
Pretax charges (benefits):
Reorganization items	$—	$28	$13	$30	$(28)
Gain on discharge of liabilities subject to compromise	—	—	—	—	(13,617)
Change in net assets resulting from application of fresh-start accounting	—	—	—	—	6,278
Lower of cost or market inventory adjustment	—	—	32	—	365
Unplanned maintenance at the Houston refinery	—	—	—	—	14
Sale of precious metals	—	(41)	—	(41)	—
Corporate restructurings	14	61	—	75	—
Environmental accruals	—	16	—	16	—
Asset retirement obligation	10	—	—	10	—
Warrants — mark to market	(22)	(6)	76	31	59
Impairments	26	13	—	44	—
Charge related to dispute over environmental indemnity	—	—	64		64
Premiums and charges on early repayment of debt	—	12	—	12	—
Insurance settlement	—	—	—	(34)	—
Total pretax charges (benefits)	28	83	185	143	(6,865)
Provision for (benefit from) income tax related to these items	(14)	(21)	(13)	(24)	(1,062)
After-tax effect of net charges (credits)	$14	$62	$172	$119	$(7,927)
Effect on diluted earnings per share	$(0.02)	$(0.11)	$0.30	$(0.21)	N/A
     “We earned $895 million during the third quarter and eclipsed our previous record quarterly net income set last quarter. EBITDA during the quarter was nearly $1.8 billion — also a record,” said Jim Gallogly, LyondellBasell Chief Executive Officer.
     “In U.S. olefins, we benefited from both very strong ethane- and naphtha-based ethylene margins. Our Midwest ethylene plants were especially advantaged,” added Gallogly. “We achieved good results in our Olefins & Polyolefins — Europe, Asia, International segment due to our differentiated positions in polypropylene compounding, butadiene and our joint ventures. Intermediates & Derivatives continued its strong, stable performance with EBITDA margins of 18%. Results for Refining & Oxyfuels were particularly strong as the Houston refinery operated above nameplate capacity, and we took full advantage of our flexibility optimizing the crude oil feed slate,” he said.
     “Our strong results over the last year and a half have enabled us to close the quarter with no net debt and begin to restructure our balance sheet,” Gallogly said. Details on LyondellBasell’s plans to improve its capital structure can be found in a news release dated Oct. 20, 2011.
     “Additionally, we increased our dividend during the quarter, doubling it to 20 cents per share,” added Gallogly.
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OUTLOOK
     “We are currently operating in a period of global economic uncertainty which has introduced significant raw material price and profit margin volatility. The volatility limits our near-term visibility, but our strategy of focusing on the basics and running our assets safely and efficiently has proven successful in any environment,” commented Gallogly.
     “Certain underlying fundamentals that have supported our business remain intact. A low ratio of U.S. natural gas to crude oil prices creates a favorable condition for our U.S. operations although ethane prices have increased in recent weeks. The spread between heavy and light crude oil continues to benefit the Houston refinery. We also have several businesses that have less volatile earnings such as our propylene oxide and polypropylene compounding businesses, and our Saudi joint ventures,” added Gallogly.
     “During the coming months, in addition to olefins chain margin volatility, we expect to see typical seasonal impacts in the Refining & Oxyfuels and polyolefins areas,” said Gallogly.
LYONDELLBASELL BUSINESS RESULTS DISCUSSION BY REPORTING SEGMENT
     LyondellBasell operates in five business segments: 1) Olefins & Polyolefins — Americas; 2) Olefins & Polyolefins — Europe, Asia, International; 3) Intermediates & Derivatives; 4) Refining & Oxyfuels; and 5) Technology.
Olefins & Polyolefins — Americas (O&P-Americas) — The primary products of this segment include ethylene and its co-products (propylene, butadiene and benzene), polyethylene, polypropylene and Catalloy process resins.
Table 3 — O&P—Americas Financial Overview(a)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
Millions of U.S. dollars	2011	2011	2010	2011	2010
Operating income	$599	$509	$448	$1,529	$917
EBITDA	673	578	492	1,735	1,180
EBITDA excluding LCM charges	673	578	518	1,735	1,377

(a)	For all periods prior to May 1, 2010, operating income and EBITDA are calculated on a current cost inventory basis. For periods on and after May 1, 2010, operating income and EBITDA are calculated using the LIFO method of inventory accounting. See Table 8.
     Three months ended September 30, 2011 versus three months ended June 30, 2011 — O&P-Americas segment EBITDA increased $95 million versus the second quarter 2011. Olefins profitability improved approximately $155 million from the prior period. An ethylene sales price decrease of approximately 2 cents per pound was more than offset by an approximately 6 cents per pound decrease in the company’s average cost-of-ethylene-production metric. Ethylene production volume increased during the quarter primarily as a result of the return to service of one of the Channelview olefins plants which had undergone scheduled maintenance activity during the second quarter. Polyethylene (PE) results declined approximately $35 million chiefly as a result of lower sales prices. Polypropylene (PP)
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profits for the third quarter 2011 declined approximately $15 million primarily due to lower margins. We received $10 million of JV dividends in the third quarter 2011.
     Three months ended September 30, 2011 versus three months ended September 30, 2010 — O&P-Americas results increased $155 million versus the third quarter 2010 after excluding a third-quarter 2010 Lower of Cost or Market (LCM) charge of $26 million. Olefins results increased approximately $300 million compared to the prior year period largely as a result of significantly improved margins. This increase was partially offset by PE results which declined approximately $120 million compared to the third quarter 2010 as a result of lower margins caused by higher ethylene prices. PP results declined approximately $30 million compared to the third quarter 2010 due to lower sales volumes and margins.
Olefins & Polyolefins — Europe, Asia, International (O&P-EAI) — The primary products of this segment include ethylene and its co-products (propylene and butadiene), polyethylene, polypropylene, global polypropylene compounds, Catalloy process resins and Polybutene-1 resins.
Table 4 — O&P—EAI Financial Overview(a)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
Millions of U.S. dollars	2011	2011	2010	2011	2010
Operating income	$144	$207	$231	$530	$460
EBITDA	261	275	289	869	693
EBITDA excluding LCM charges	261	275	294	869	698

(a)	For all periods prior to May 1, 2010, operating income and EBITDA are calculated on a current cost inventory basis. For periods on and after May 1, 2010, operating income and EBITDA are calculated using the LIFO method of inventory accounting. See Table 8.
     Three months ended September 30, 2011 versus three months ended June 30, 2011 — O&P-EAI segment EBITDA decreased $14 million versus the second quarter 2011. Olefins results declined approximately $55 million from the second quarter 2011 due to lower cracker margins and lower ethylene and co-product production volumes. Polyethylene results declined approximately $15 million from the prior period chiefly due to lower margins. Polypropylene results declined approximately $65 million due to lower margins. Polypropylene compounds results improved approximately $15 million from the second quarter 2011. We received $45 million of dividends from joint ventures during the third quarter 2011. Second quarter 2011 results included approximately $60 million of accruals related to a proposed European staff reorganization and possible environmental remediation charges.
     Three months ended September 30, 2011 versus three months ended September 30, 2010 — Excluding a $5 million third-quarter 2010 LCM adjustment, EBITDA declined $33 million versus the third quarter 2010. Underlying olefins results were relatively unchanged while polyethylene results declined approximately $20 million compared to the prior year period primarily as a result of lower margins. Polypropylene EBITDA fell approximately $90 million compared to
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the prior year. Third quarter 2010 results included a charge of approximately $43 million related to a dispute over an environmental indemnity.
Intermediates & Derivatives (I&D) — The primary products of this segment include propylene oxide (PO) and its co-products (styrene monomer, tertiary butyl alcohol (TBA), isobutylene and tertiary butyl hydroperoxide), and derivatives (propylene glycol, propylene glycol ethers and butanediol); acetyls, and ethylene oxide and its derivatives.
Table 5 — I&D Financial Overview(a)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
Millions of U.S. dollars	2011	2011	2010	2011	2010
Operating income	$259	$235	$207	$728	$473
EBITDA	297	314	243	881	623
EBITDA excluding LCM charges	297	314	243	881	648

(a)	For all periods prior to May 1, 2010, operating income and EBITDA are calculated on a current cost inventory basis. For periods on and after May 1, 2010, operating income and EBITDA are calculated using the LIFO method of inventory accounting. See Table 8.
     Three months ended September 30, 2011 versus three months ended June 30, 2011 — I&D segment EBITDA decreased $17 million versus the second quarter 2011. PO and PO derivatives results improved versus the prior period due to higher margins which were partially a result of industry outages. Underlying Intermediates profitability declined slightly versus the second quarter which included a $41 million gain on the sale of spent silver catalyst.
     Three months ended September 30, 2011 versus three months ended September 30, 2010 —I&D EBITDA increased $54 million compared to the third quarter 2010. PO and PO derivatives EBITDA improved versus the prior year period due to increased PO derivative margins. Increased acetyls and ethylene oxide / ethylene glycol volumes and margins also contributed to improved results compared to the third quarter 2010.
Refining & Oxyfuels (R&O) — The primary products of this segment include gasoline, diesel fuel, heating oil, jet fuel, petrochemical raw materials, methyl tertiary butyl ether (MTBE) and ethyl tertiary butyl ether (ETBE).
Table 6 — R&O Financial Overview(a)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
Millions of U.S. dollars	2011	2011	2010	2011	2010
Operating income (loss)	$454	$296	$83	$914	$(2)
EBITDA	519	353	140	1,082	240
EBITDA excluding LCM charges	519	353	141	1,082	373

(a)	For all periods prior to May 1, 2010, operating income and EBITDA are calculated on a current cost inventory basis. For periods on and after May 1, 2010, operating income and EBITDA are calculated using the LIFO method of inventory accounting. See Table 8.
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     Three months ended September 30, 2011 versus three months ended June 30, 2011 — Refining & Oxyfuels segment EBITDA increased $166 million versus the second quarter 2011. The Houston refinery financial performance improved approximately $135 million. Crude oil throughput at the Houston refinery increased to 269,000 barrels per day, slightly above nameplate capacity. Although the industry average benchmark margin declined approximately $2 per barrel during the quarter, margins at the Houston refinery expanded due to optimization of the crude oil mix. The Berre refinery continued to record a loss. A labor strike at the end of the third quarter 2011 had minimal impact on results. Oxyfuels results improved approximately $20 million due to improved margins.
     Three months ended September 30, 2011 versus three months ended September 30, 2010 — Excluding a $1 million LCM charge in the third quarter 2010, segment EBITDA increased $378 million versus the third quarter 2010. At the Houston refinery, EBITDA increased approximately $330 million versus the prior year period. A higher industry average benchmark margin and optimization of the crude oil feed slate drove results. Berre refinery results were relatively unchanged versus the prior year period. Oxyfuels results improved approximately $40 million between the periods mainly as a result of higher margins.
Technology Segment — The principal products of the Technology segment include polyolefin catalysts and production process technology licenses and related services.
Table 7 — Technology Financial Overview(a)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
Millions of U.S. dollars	2011	2011	2010	2011	2010
Operating income	$7	$23	$38	$96	$100
EBITDA	45	42	78	178	168
EBITDA excluding LCM charges	45	42	78	178	168

(a)	For all periods prior to May 1, 2010, operating income and EBITDA are calculated on a current cost inventory basis. For periods on and after May 1, 2010, operating income and EBITDA are calculated using the LIFO method of inventory accounting. See Table 8.
     Three months ended September 30, 2011 versus three months ended June 30, 2011 — Catalyst results were relatively unchanged compared to the second quarter 2011.
     Three months ended September 30, 2011 versus three months ended September 30, 2010 — Catalyst results improved compared to the prior year period while licensing and technology services results declined compared to third quarter 2010.
Liquidity
     Company liquidity, which we define as cash and cash equivalents plus funds available through established lines of credit, was approximately $7.9 billion on Sept. 30, 2011. The cash balance was approximately $5.9 billion including restricted cash on Sept. 30, 2011.
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Capital Spending
Capital expenditures, including maintenance turnaround, catalyst and information technology related expenditures, were $281 million during the third quarter 2011. This figure includes approximately $75 million for a pipeline acquisition.
CONFERENCE CALL
     LyondellBasell will host a conference call today, Oct. 28, 2011, at 11:00 a.m. ET. Participating on the call will be: Jim Gallogly, Chief Executive Officer; Karyn Ovelmen, Executive Vice President and Chief Financial Officer; Kent Potter, Principal Financial Officer; Sergey Vasnetsov, Senior Vice President — Strategic Planning and Transactions; and Doug Pike, Vice President of Investor Relations. The toll-free dial-in number in the U.S. is 888-982-4611. For international numbers, please go to our website, www.lyondellbasell.com/teleconference, for a complete listing of toll-free numbers by country. The pass code for all numbers is 7379598.
     A replay of the call will be available from 1:00 p.m. ET Oct. 28 to 11:00 p.m. ET on Nov. 28. The replay dial-in numbers are 800-789-9018 (U.S.) and +1 203-369-3337 (international). The pass code for each is 6798.
     A copy of the slides that accompany the call will be available on our website at http://www.lyondellbasell.com/earnings.
ABOUT LYONDELLBASELL
     LyondellBasell (NYSE: LYB) is one of the world’s largest plastics, chemical and refining companies. The company manufactures products at 58 sites in 18 countries. LyondellBasell products and technologies are used to make items that improve the quality of life for people around the world including packaging, electronics, automotive components, home furnishings, construction materials and biofuels. More information about LyondellBasell can be found at www.lyondellbasell.com.
FORWARD-LOOKING STATEMENTS
     The statements in this release and the related teleconference relating to matters that are not historical facts are forward-looking statements. These forward-looking statements are based upon assumptions of management which are believed to be reasonable at the time made and are subject to significant risks and uncertainties. Actual results could differ materially based on factors including, but not limited to, the business cyclicality of the chemical, polymers and refining industries; the availability, cost and price volatility of raw materials and utilities, particularly the cost of oil and natural gas; competitive product and pricing pressures; labor conditions; our ability to attract and retain key personnel; operating interruptions (including leaks, explosions, fires, weather-related incidents, mechanical failure, unscheduled downtime, supplier disruptions, labor shortages, strikes, work stoppages or other labor difficulties, transportation interruptions, spills and releases and other environmental risks); the supply/demand balances for our and our joint ventures’ products, and the related effects of industry production capacities and operating rates; our ability to achieve expected cost savings and other synergies; legal and environmental proceedings;
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tax rulings, consequences or proceedings; technological developments, and our ability to develop new products and process technologies; potential governmental regulatory actions; political unrest and terrorist acts; risks and uncertainties posed by international operations, including foreign currency fluctuations; and our ability to comply with debt covenants and service our debt. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in the “Risk Factors” section of our Form 10-K for the year ended December 31, 2010, which can be found at www.lyondellbasell.com on the Investor Relations page and on the Securities and Exchange Commission’s website at www.sec.gov.
NON-GAAP MEASURES
     This release makes reference to certain “non-GAAP” financial measures as defined in Regulation G of the U.S. Securities Exchange Act of 1934, as amended. We report our financial results in accordance with U.S. generally accepted accounting principles, but believe that certain non-GAAP financial measures provide useful supplemental information to investors regarding the underlying business trends and performance of the company’s ongoing operations and are useful for period-over-period comparisons of such operations. These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with GAAP.
We have included EBITDA in this press release, as we believe that EBITDA is a measure commonly used by investors. However, EBITDA, as presented herein, may not be comparable to a similarly titled measure reported by other companies due to differences in the way the measure is calculated. For purposes of this release, EBITDA for predecessor periods means earnings before interest, taxes, depreciation, amortization and restructuring costs, as adjusted for other items management does not believe are indicative of the Company’s underlying results of operations such as impairment charges, reorganization items, the effect of mark-to-market accounting on our warrants and current cost inventory adjustments. EBITDA for successor periods means earnings before interest, taxes, depreciation and amortization, as adjusted for the same items, to the extent applicable in the successor periods. EBITDA also includes dividends from joint ventures. EBITDA should not be considered an alternative to profit or operating profit for any period as an indicator of our performance, or as alternatives to operating cash flows as a measure of our liquidity.
     Reconciliations of non-GAAP financial measures to their nearest comparable GAAP financial measures are provided in the financial tables at the end of this release.
OTHER FINANCIAL MEASURE PRESENTATION NOTES
     As a result of the Company’s reorganization proceedings and its emergence from Chapter 11, financial results are prepared and disclosed for a predecessor company for the time period before May 1, 2010, and the successor company for time periods after April 30, 2010, the date of emergence. For
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financial accounting purposes, the predecessor and successor companies are considered to be two separate entities. Further, the reorganization under Chapter 11 and the application of fresh-start accounting make comparisons of the predecessor and successor periods difficult. The primary impacts affecting the comparisons include (i) significant changes to our inventory valuations; (ii) lower depreciation and amortization expense; and (iii) lower interest expense. In connection with the application of fresh-start accounting, we were required to write our inventory up to fair market value, which was significant given the high crude oil prices at April 30, 2010. However, in the fourth quarter 2010, prices rose to levels close to those at April 30, 2010, and it became necessary to reverse significant portions of the LCM charges taken in the second and third quarters. The lower depreciation and amortization expenses in the successor period are the result of the revaluation of assets in connection with fresh-start accounting. Lower interest expense is the result of the substantial changes to the balance sheet as a result of the reorganization.
     Prior to emergence from Chapter 11, we utilized a combination of First-In, First-Out and Last-In, First-Out inventory methods for financial reporting. For purposes of evaluating segment results, management reviewed operating results using current cost, which approximates LIFO. As supplementary information, and for our segment reporting, we provide EBITDA information on a current cost basis for periods prior to our emergence from Chapter 11. Since emergence from Chapter 11, we have utilized the LIFO inventory methodology and EBITDA information for periods after our emergence is on a LIFO basis. The combined financial results and measures that are disclosed in this press release, including EBITDA, therefore use both current cost and LIFO methodologies.
     This release contains time sensitive information that is accurate only as of the time hereof. Information contained in this release is unaudited and subject to change. LyondellBasell undertakes no obligation to update the information presented herein except to the extent required by law.
###
Source: LyondellBasell
Media Contact: David Harpole (713) 309-4125
Investor Contact: Doug Pike (713) 309-4590
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Table 8 — Reconciliation of Segment Information to Consolidated Financial Information

	2011
(Millions of U.S. dollars)	Q1	Q2	Q3	YTD
Sales and other operating revenues:
Olefins & Polyolefins — Americas	$3,572	$4,010	$3,875	$11,457
Olefins & Polyolefins — Europe, Asia, International	3,944	4,264	3,918	12,126
Intermediates & Derivatives	1,692	1,777	1,617	5,086
Refining & Oxyfuels	4,720	5,833	5,869	16,422
Technology	139	126	129	394
Other/elims	(1,815)	(1,968)	(2,111)	(5,894)

Total	$12,252	$14,042	$13,297	$39,591

Operating income (loss):
Olefins & Polyolefins — Americas	$421	$509	$599	$1,529
Olefins & Polyolefins — Europe, Asia, International	179	207	144	530
Intermediates & Derivatives	234	235	259	728
Refining & Oxyfuels	164	296	454	914
Technology	66	23	7	96
Other	1	(5)	4	—
Current cost adjustment	—	—	—	—

Total	$1,065	$1,265	$1,467	$3,797

Depreciation and amortization:
Olefins & Polyolefins — Americas	$58	$59	$64	$181
Olefins & Polyolefins — Europe, Asia, International	57	66	69	192
Intermediates & Derivatives	34	37	35	106
Refining & Oxyfuels	42	46	48	136
Technology	24	16	21	61
Other	—	—	—	—

Total	$215	$224	$237	$676

EBITDA: (a)
Olefins & Polyolefins — Americas	$484	$578	$673	$1,735
Olefins & Polyolefins — Europe, Asia, International	333	275	261	869
Intermediates & Derivatives	270	314	297	881
Refining & Oxyfuels	210	353	519	1,082
Technology	91	42	45	178
Other	14	(9)	(7)	(2)

Total EBITDA	$1,402	$1,553	$1,788	$4,743

Capital, turnarounds and IT deferred spending:
Olefins & Polyolefins — Americas	$66	$138	$149	$353
Olefins & Polyolefins — Europe, Asia, International	42	37	46	125
Intermediates & Derivatives	5	15	25	45
Refining & Oxyfuels	101	58	53	212
Technology	7	3	8	18
Other	1	10	—	11
Total	222	261	281	764

Deferred charges included above	(1)	—	(2)	(3)

Capital expenditures	$221	$261	$279	$761

(a)	See Table 9 for a reconciliation of total EBITDA, excluding LCM inventory valuation adjustments, to net income.
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Table 8 — Reconciliation of Segment Information to Consolidated Financial Information

	Predecessor		Successor	Combined	Successor	Predecessor	Successor	Combined
	2010
		April 1 -	May 1 -			January 1 -	May 1 -
(Millions of U.S. dollars)	Q1	April 30	June 30	Q2	Q3	April 30	September 30	YTD
Sales and other operating revenues: (a)
Olefins & Polyolefins — Americas	$3,020	$1,163	$2,004	$3,167	$3,247	$4,183	$5,251	$9,434
Olefins & Polyolefins — Europe, Asia, International	3,119	1,066	2,140	3,206	3,247	4,105	5,387	9,492
Intermediates & Derivatives	1,316	504	940	1,444	1,453	1,820	2,393	4,213
Refining & Oxyfuels	3,415	1,333	2,403	3,736	3,867	4,748	6,270	11,018
Technology	110	35	75	110	157	145	232	377
Other/elims	(1,225)	(389)	(790)	(1,179)	(1,669)	(1,534)	(2,459)	(3,993)

Total	$9,755	$3,712	$6,772	$10,484	$10,302	$13,467	$17,074	$30,541

Operating income (loss): (a)
Olefins & Polyolefins — Americas	$145	$175	$149	$324	$448	$320	$597	$917
Olefins & Polyolefins — Europe, Asia, International	71	44	114	158	231	115	345	460
Intermediates & Derivatives	123	34	109	143	207	157	316	473
Refining & Oxyfuels	(128)	29	14	43	83	(99)	97	(2)
Technology	31	8	23	31	38	39	61	100
Other	(59)	18	13	31	(19)	(41)	(6)	(47)
Current cost adjustment	184	15	—	15	—	199	—	199

Total	$367	$323	$422	$745	$988	$690	$1,410	$2,100

Depreciation and amortization:
Olefins & Polyolefins — Americas	$119	$41	$51	$92	$42	$160	$93	$253
Olefins & Polyolefins — Europe, Asia, International	81	26	33	59	60	107	93	200
Intermediates & Derivatives	69	22	23	45	30	91	53	144
Refining & Oxyfuels	135	45	9	54	55	180	64	244
Technology	17	6	6	12	40	23	46	69
Other	3	1	7	8	(5)	4	2	6

Total	$424	$141	$129	$270	$222	$565	$351	$916

EBITDA: (a)(b)
Olefins & Polyolefins — Americas	$274	$216	$198	$414	$492	$490	$690	$1,180
Olefins & Polyolefins — Europe, Asia, International	152	78	174	252	289	230	463	693
Intermediates & Derivatives	196	56	128	184	243	252	371	623
Refining & Oxyfuels	3	76	21	97	140	79	161	240
Technology	47	14	29	43	78	61	107	168
Other	(32)	8	72	80	(44)	(24)	28	4

Total EBITDA	640	448	622	1,070	1,198	1,088	1,820	2,908
LCM inventory valuation adjustments	—	—	333	333	32	—	365	365

Total excluding LCM inventory valuation adjustments	$640	$448	$955	$1,403	$1,230	$1,088	$2,185	$3,273

Capital, turnarounds and IT deferred spending:
Olefins & Polyolefins — Americas	$69	$20	$50	$70	$40	$89	$90	$179
Olefins & Polyolefins — Europe, Asia, International	59	43	31	74	32	102	63	165
Intermediates & Derivatives	7	5	5	10	39	12	44	56
Refining & Oxyfuels	64	15	22	37	34	79	56	135
Technology	10	2	3	5	7	12	10	22
Other	4	3	5	8	9	7	14	21

Total	213	88	116	204	161	301	277	578
Deferred charges included above	(74)	(1)	(3)	(4)	(8)	(75)	(11)	(86)

Capital expenditures(c)	$139	$87	$113	$200	$153	$226	$266	$492

(a)	For periods prior to May 1, 2010, Predecessor segment operating income and EBITDA were determined on a current cost basis. For periods following May 1, 2010, Successor operating income and EBITDA were determined using the LIFO method of inventory accounting.

(b)	See Table 9 for a reconciliation of total EBITDA, excluding LCM inventory valuation adjustments, to net income.

(c)	Deferred IT spending is excluded from capital expenditures for all periods presented. Turnarounds, which are classified as property, plant and equipment from May 1, 2010, were excluded from capital expenditures for periods prior to May 1, 2010.
LyondellBasell Industries
www.lyondellbasell.com

Table 9 — Reconciliation of EBITDA to Net Income

	Successor
	2011
(Millions of U.S. dollars)	Q1	Q2	Q3	YTD
Segment EBITDA:
Olefins & Polyolefins — Americas	$484	$578	$673	$1,735
Olefins & Polyolefins — Europe, Asia, International	333	275	261	869
Intermediates & Derivatives	270	314	297	881
Refining & Oxyfuels	210	353	519	1,082
Technology	91	42	45	178
Other	14	(9)	(7)	(2)

Total EBITDA	1,402	1,553	1,788	4,743
LCM inventory valuation adjustments	—	—	—	—

Total EBITDA excluding LCM inventory valuation adjustments	1,402	1,553	1,788	4,743

Add:
Income from equity investment	58	73	52	183
Unrealized foreign exchange (loss) gain	(3)	4	(17)	(16)
Deduct:
Depreciation and amortization	(215)	(224)	(237)	(676)
Impairment charge	(5)	(13)	(26)	(44)
Reorganization items	(2)	(28)	—	(30)
Interest expense, net	(155)	(164)	(145)	(464)
Joint venture dividends received	(96)	(11)	(55)	(162)
Provision for income taxes	(263)	(388)	(489)	(1,140)
Fair value change in warrants	(59)	6	22	(31)
Other	(2)	(5)	2	(5)

LyondellBasell Industries net income	660	803	895	2,358
Less: Net loss attributable to non-controlling interests	3	1	—	4

Net Income	$663	$804	$895	$2,362

LyondellBasell Industries
www.lyondellbasell.com

Table 9 — Reconciliation of EBITDA to Net Income

	Predecessor		Successor	Combined	Successor		Predecessor	Successor	Combined
	2010
		April 1 -	May 1 -				January 1 -	May 1 -
(Millions of U.S. dollars)	Q1	April 30	June 30	Q2	Q3	Q4	April 30	September 30	YTD
Segment EBITDA: (a)
Olefins & Polyolefins — Americas	$274	$216	$198	$414	$492	$505	$490	$690	$1,180
Olefins & Polyolefins — Europe, Asia, International	152	78	174	252	289	125	230	463	693
Intermediates & Derivatives	196	56	128	184	243	228	252	371	623
Refining & Oxyfuels	3	76	21	97	140	212	79	161	240
Technology	47	14	29	43	78	44	61	107	168
Other	(32)	8	72	80	(44)	(29)	(24)	28	4

Total EBITDA	640	448	622	1,070	1,198	1,085	1,088	1,820	2,908

LCM inventory valuation adjustments	—	—	333	333	32	(323)	—	365	365

Total EBITDA excluding LCM inventory valuation adjustments	640	448	955	1,403	1,230	762	1,088	2,185	3,273

Add:
Income from equity investment	55	29	27	56	29	30	84	56	140
Unrealized foreign exchange loss	(202)	(62)	(14)	(76)	(7)	(1)	(264)	(21)	(285)
Gain on sale of Flavors and Fragrances business	—	—	—	—	—	64	—	—	—
Deduct:
LCM inventory valuation adjustments	—	—	(333)	(333)	(32)	323	—	(365)	(365)
Depreciation and amortization	(424)	(141)	(129)	(270)	(222)	(207)	(565)	(351)	(916)
Impairment charge	(3)	(6)	—	(6)	—	(28)	(9)	—	(9)
Reorganization items	207	7,181	(8)	7,173	(13)	(2)	7,388	(21)	7,367
Interest expense, net	(409)	(299)	(120)	(419)	(186)	(222)	(708)	(306)	(1,014)
Joint venture dividends received	(13)	(5)	(28)	(33)	—	(6)	(18)	(28)	(46)
(Provision for) benefit from income taxes	(12)	1,327	(28)	1,299	(254)	112	1,315	(282)	1,033
Fair value change in warrants	—	—	17	17	(76)	(55)	—	(59)	(59)
Current cost adjustment to inventory	184	15	—	15	—	—	199	—	199
Other	(15)	9	8	17	(2)	(4)	(6)	6	—

LyondellBasell Industries net income	8	8,496	347	8,843	467	766	8,504	814	9,318
Less: Net (income) loss attributable to non-controlling interests	2	58	(5)	53	7	5	60	2	62

	$10	$8,554	$342	$8,896	$474	$771	$8,564	$816	$9,380

(a)	For periods prior to May 1, 2010, Predecessor segment operating income and EBITDA were determined on a current cost basis. For periods following May 1, 2010, Successor operating income and EBITDA were determined using the LIFO method of inventory accounting.
LyondellBasell Industries
www.lyondellbasell.com

Table 10 — Selected Segment Operating Information

	2010				2011
	Q1	Q2	Q3	YTD	Q1	Q2	Q3	YTD
Olefins and Polyolefins — Americas
Volumes (million pounds)
Ethylene produced	2,019	1,998	2,184	6,201	2,089	1,929	2,134	6,152
Propylene produced	755	777	790	2,322	769	556	838	2,163
Polyethylene sold	1,330	1,320	1,472	4,122	1,405	1,377	1,368	4,150
Polypropylene sold	615	670	675	1,960	585	611	635	1,831
Benchmark Market Prices
West Texas Intermediate crude oil (USD per barrel)	78.9	78.1	76.1	77.7	94.6	102.3	89.5	95.5
Light Louisiana Sweet (“LLS”) crude oil (USD per barrel)	80.0	82.2	79.6	80.6	107.8	118.3	112.5	113.2
Natural gas (USD per million BTUs)	5.4	4.0	4.4	4.6	4.2	4.4	4.3	4.3
U.S. weighted average cost of ethylene production (cents/pound)	34.3	26.7	25.2	28.7	32.6	33.8	34.3	33.6
U.S. ethylene (cents/pound)	52.3	45.6	38.3	45.4	49.3	57.5	55.8	54.2
U.S. polyethylene [high density] (cents/pound)	83.3	84.0	77.7	81.7	87.7	95.3	89.0	90.7
U.S. propylene (cents/pound)	61.5	63.3	56.2	60.3	71.7	87.3	76.5	78.5
U.S. polypropylene [homopolymer] (cents/pound)	87.8	89.8	82.7	86.8	100.8	113.8	103.0	105.9

Olefins and Polyolefins — Europe, Asia, International
Volumes (million pounds)
Ethylene produced	861	842	994	2,697	997	999	926	2,922
Propylene produced	509	540	636	1,685	608	631	560	1,799
Polyethylene sold	1,239	1,230	1,316	3,785	1,305	1,279	1,349	3,933
Polypropylene sold	1,538	1,762	1,891	5,191	1,704	1,631	1,638	4,973
Benchmark Market Prices
Western Europe weighted average cost of ethylene production (€0.01 per pound)	28.7	27.3	26.5	27.4	34.7	35.4	37.3	35.8
Western Europe ethylene (€0.01 per pound)	41.6	43.7	43.1	42.8	52.0	54.7	50.3	52.3
Western Europe polyethylene [high density] (€0.01 per pound)	51.4	53.8	52.4	52.5	62.1	65.9	59.9	62.6
Western Europe propylene (€0.01 per pound)	38.9	45.1	43.1	42.4	50.8	55.3	50.2	52.1
Western Europe polypropylene [homopolymer] (€0.01 per pound)	51.3	60.3	60.3	57.3	66.6	69.4	62.0	66.0

Intermediates and Derivatives
Volumes (million pounds)
Propylene oxide and derivatives	869	781	872	2,522	838	791	758	2,387
Ethylene oxide and derivatives	265	250	206	721	288	277	281	846
Styrene monomer	589	780	827	2,196	852	817	714	2,383
Acetyls	379	439	405	1,223	439	417	411	1,267
TBA Intermediates	472	470	454	1,396	485	459	433	1,377

Refining and Oxyfuels
Volumes
Houston Refining crude processing rate (thousands of barrels per day)	263	189	261	237	258	263	269	263
Berre Refinery crude processing rate (thousands of barrels per day)	73	99	99	90	101	85	79	88
MTBE/ETBE sales volumes (million gallons)	189	236	248	673	192	206	260	658
Benchmark Market Margins
Light crude oil - 2-1-1(a)	6.85	10.45	7.60	8.31	19.06	10.28	9.54	8.64
Light crude oil — Maya differential(a)	8.94	9.54	8.54	9.00	4.63	15.50	13.99	15.85
Urals 4-1-2-1 (USD per barrel)	5.91	7.33	5.89	6.32	7.81	7.71	8.76	8.10
MTBE — Northwest Europe (cents per gallon)	49.3	46.2	44.3	46.6	58.9	92.7	94.1	81.8

Source: CMAI, Bloomberg, LyondellBasell Industries

(a)	Prices prior to 2011 use WTI as the light crude benchmark. Beginning in 2011, LLS is used as the light crude benchmark.

Table 11 — Unaudited Income Statement Information

	Successor
	2011
(Millions of U.S. dollars)	Q1	Q2	Q3	YTD
Sales and other operating revenues	$12,252	$14,042	$13,297	$39,591
Cost of sales	10,943	12,474	11,538	34,955
Selling, general and administrative expenses	211	247	239	697
Research and development expenses	33	56	53	142

Operating income	1,065	1,265	1,467	3,797
Income from equity investments	58	73	52	183
Interest expense, net	(155)	(164)	(145)	(464)
Other income (expense), net	(43)	45	10	12

Income before income taxes and reorganization items	925	1,219	1,384	3,528
Reorganization items	(2)	(28)	—	(30)

Income before taxes	923	1,191	1,384	3,498
Provision for income taxes	263	388	489	1,140

Net income	660	803	895	2,358
Less: Net loss attributable to non-controlling interests	3	1	—	4

Net income attributable to the Company	$663	$804	$895	$2,362

Table 11 — Unaudited Income Statement Information

	Predecessor		Successor	Combined	Successor	Predecessor	Successor	Combined
	2010
		April 1 -	May 1 -			January 1 -	May 1 -
(Millions of U.S. dollars)	Q1	April 30	June 30	Q2	Q3	April 30	September 30	YTD
Sales and other operating revenues	$9,755	$3,712	$6,772	$10,484	$10,302	$13,467	$17,074	$30,541
Cost of sales	9,130	3,284	6,198	9,482	9,075	12,414	15,273	27,687
Selling, general and administrative expenses	217	91	129	220	204	308	333	641
Research and development expenses	41	14	23	37	35	55	58	113

Operating income	367	323	422	745	988	690	1,410	2,100
Income from equity investments	55	29	27	56	29	84	56	140
Interest expense, net	(409)	(299)	(120)	(419)	(186)	(708)	(306)	(1,014)
Other income (expense), net	(200)	(65)	54	(11)	(97)	(265)	(43)	(308)

Income (loss) before income taxes and reorganization items	(187)	(12)	383	371	734	(199)	1,117	918
Reorganization items	207	7,181	(8)	7,173	(13)	7,388	(21)	7,367

Income before taxes	20	7,169	375	7,544	721	7,189	1,096	8,285
Provision for (benefit from) income taxes	12	(1,327)	28	(1,299)	254	(1,315)	282	(1,033)

Net income	8	8,496	347	8,843	467	8,504	814	9,318
Less: Net (income) loss attributable to non-controlling interests	2	58	(5)	53	7	60	2	62

Net income attributable to the Company	$10	$8,554	$342	$8,896	$474	$8,564	$816	$9,380

LyondellBasell Industries	16
www.lyondellbasell.com

Table 12 — Unaudited Cash Flow Information

	Successor
	2011
(Millions of U.S. dollars)	Q1	Q2	Q3	YTD
Net cash provided by operating activities	$221	$1,026	$1,531	$2,778

Net cash used in investing activities	(216)	(435)	(320)	(971)

Net cash provided by (used in) financing activities	28	(327)	(118)	(417)

LyondellBasell Industries	17
www.lyondellbasell.com

Table 12 — Unaudited Cash Flow Information

	Predecessor		Successor	Combined	Successor	Predecessor	Successor	Combined
	2010
		April 1 -	May 1 -			January 1 -	May 1-
(Millions of U.S. dollars)	Q1	April 30	June 30	Q2	Q3	April 30	September 30	YTD
Net cash provided by (used in) operating activities	$(373)	$(552)	$1,105	$553	$1,124	$(925)	$2,229	$1,304

Net cash used in investing activities	(127)	(97)	(110)	(207)	(156)	(224)	(266)	(490)

Net cash provided by (used in) financing activities	490	2,825	133	2,958	(88)	3,315	45	3,360

LyondellBasell Industries	18
www.lyondellbasell.com

Table 13 — Unaudited Balance Sheet Information

	Predecessor	Successor
	March 31,	June 30,	September 30,	December 31,	March 31,	June 30,	September 30,
(Millions of U.S. dollars)	2010	2010	2010	2010	2011	2011	2011
Cash and cash equivalents	$537	$3,753	$4,832	$4,222	$4,383	$4,687	$5,609
Restricted cash	—	—	—	—	—	250	292
Short-term investments	2	—	—	—	—	—	—
Accounts receivable, net	3,642	3,533	3,800	3,747	4,764	4,901	4,038
Inventories	3,590	4,372	4,412	4,824	5,726	5,577	5,682
Prepaid expenses and other current assets	932	1,016	885	986	1,100	1,098	1,097

Total current assets	8,703	12,674	13,929	13,779	15,973	16,513	16,718
Property, plant and equipment, net	14,687	6,839	7,216	7,190	7,440	7,569	7,363
Investments and long-term receivables:
Investment in PO joint ventures	880	434	447	437	444	436	422
Equity investments	1,125	1,507	1,582	1,587	1,586	1,654	1,594
Related party receivable	14	13	14	14	14	19	4
Other investments and long-term receivables	90	77	54	67	66	63	67
Goodwill	—	1,061	1,105	595	807	621	598
Intangible assets, net	1,748	1,427	1,411	1,360	1,344	1,310	1,237
Other assets, net	338	257	272	273	274	290	264

Total assets	$27,585	$24,289	$26,030	$25,302	$27,948	$28,475	$28,267

Current maturities of long-term debt	$487	$8	$8	$4	$253	$2	$2
Short-term debt	6,675	557	518	42	51	50	49
Accounts payable	2,213	2,526	2,562	2,761	4,099	3,999	3,307
Accrued liabilities	1,220	1,199	1,513	1,705	1,711	1,613	1,505
Deferred income taxes	163	444	446	319	246	315	315

Total current liabilities	10,758	4,734	5,047	4,831	6,360	5,979	5,178
Long-term debt	304	6,745	6,799	6,036	5,805	5,813	5,782
Other liabilities	1,317	2,013	2,086	2,183	2,043	2,110	2,021
Deferred income taxes	2,012	867	1,155	656	1,027	947	1,204
Liabilities subject to compromise	22,058	—	—	—	—	—	—
Stockholders’ equity (deficit)	(8,975)	9,868	10,882	11,535	12,671	13,579	14,025
Non-controlling interests	111	62	61	61	42	47	57

Total liabilities and stockholders’ equity (deficit)	$27,585	$24,289	$26,030	$25,302	$27,948	$28,475	$28,267

LyondellBasell Industries	19
www.lyondellbasell.com